Exhibit 99.1

J2 Global to Change Its Name to Ziff Davis, Following the Planned Spin-Off of Its Consensus Business

Company Release - 8/17/2021 9:25 am ET

LOS ANGELES—(BUSINESS WIRE)— J2 Global, Inc. (NASDAQ: JCOM) today announced it intends to change its corporate name to Ziff Davis, Inc., upon completion of the planned spin-off of its Consensus business in Q3 2021. Following the spin-off, Ziff Davis is expected to trade under the Nasdaq ticker symbol ZD. The name change reflects the company’s position as a vertically focused digital media and internet business.

“Ziff Davis has a long and distinguished history, including a remarkable digital transformation over the past decade,” said Vivek Shah, CEO of J2 Global. “Ziff Davis has always been recognized as an innovative leader in vertical markets, a highly successful acquirer of businesses, and home to some of the industry’s best talent.”

Ziff Davis’ portfolio includes leading brands in technology, entertainment, shopping, health, cybersecurity, and marketing technology. Ziff Davis will continue to offer a wide range of premium advertising solutions and subscription services in its core vertical markets. Ziff Davis will also continue to invest in digital transformation opportunities and build on its outstanding capital allocation track record.

About J2 Global

J2 Global, Inc. (NASDAQ: JCOM) is a leading internet information and services company consisting of a portfolio of brands including IGN, Mashable, Humble Bundle, Speedtest, PCMag, RetailMeNot, Offers.com, Spiceworks, Ekahau, Everyday Health, BabyCenter and What To Expect in its Digital Media business and eFax, eVoice, Moz, iContact, Campaigner, VIPRE and IPVanish in its Cloud Services business. J2 reaches in excess of 240 million people per month across its brands. As of December 31, 2020, J2 had achieved 25 consecutive fiscal years of revenue growth. For more information about J2, please visit www.J2global.com.

Rebecca Wright

(800) 577-1790

J2 Global, Inc.

investor@j2.com

Source: J2 Global, Inc.